Exhibit 99.1
ViewRay Announces Preliminary Fourth Quarter and Full Year 2021 Results
CLEVELAND, January 10, 2022 — ViewRay, Inc. (Nasdaq: VRAY) (the "Company") today announced preliminary financial results for the fourth quarter and full fiscal year ended December 31, 2021. The preliminary results have not been audited and are subject to change.
Selected Fourth Quarter and Full Year 2021 Preliminary Results and Other Data (Unaudited)
•Received seven new orders for MRIdian systems totaling approximately $41 million, compared to five new orders, including one upgrade, totaling approximately $24 million in the fourth quarter of 2020. A total of 28 orders were received for the twelve months ended December 31, 2021, representing a 65% growth over 17 total orders for the twelve months ended December 31, 2020.
•Total backlog increased to approximately $313 million as of December 31, 2021, compared to approximately $241 million as of December 31, 2020.
•Total revenue for the fourth quarter 2021 was approximately $20 million, primarily from three revenue units, compared to approximately $18 million, primarily from three revenue units including one system upgrade, in the fourth quarter of 2020.
•Full year 2021 revenue was approximately $70 million, primarily from ten revenue units, compared to 2020 revenue of approximately $57 million, primarily from nine revenue units including two system upgrades.
•Cash and cash equivalents was approximately $220 million as of December 31, 2021. Cash usage in the fourth quarter of 2021 was approximately $7 million excluding net proceeds from the November 2021 public offering of approximately $75 million.
“Our team delivered another solid set of results in Q4. Our clinical, innovation and commercial pipelines are stronger than ever. We are well positioned for a drumbeat of clinical data, new product launches, and increased therapy adoption in 2022,” said Scott Drake, President and CEO. “I am pleased with our performance especially in light of the ongoing challenges from the pandemic and look forward to an exciting new year.”

Our estimated unaudited financial results and certain business metrics as of and for the fourth quarter and full fiscal year ended December 31, 2021 presented above are preliminary and are subject to the close of the quarter and year, completion of our quarter-end and year-end closing procedures and further financial review. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the fourth quarter and year are finalized.
About ViewRay®
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MR-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, expected fourth quarter and full year 2021 preliminary results and other data, anticipated future orders, anticipated future operating and financial performance, treatment results, therapy adoption, innovation and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 (coronavirus) pandemic, including its impacts across our businesses on demand, operations and our global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:
Investor Relations:
Matt Harrison
Investor Relations
ViewRay, Inc.
1-844-MRIdian (674-3426)
Email: investors@viewray.com
Media Enquiries:
Samantha Pfeil
Marketing Communications
ViewRay, Inc.
Email: media@viewray.com